UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 24, 2015

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

As previously reported, on October 10, 2014, Sycamore Networks, Inc. (the “Company”) entered into a Purchase and Sale Agreement relating to the sale of approximately 102 acres of undeveloped land located in Tyngsborough, Massachusetts (the “Tyngsborough Land”) to Princeton Tyngsborough Commons LLC (“Buyer”) for a total purchase price of $2.5 million (the “Purchase Agreement”). On February 24, 2015, the Company and Buyer entered into an amendment to the Purchase Agreement (the “Amendment”) providing for, among other things, an extension of the closing date to on or before March 27, 2015, subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and for Buyer to deposit an additional $100,000 with the escrow agent to be credited to the purchase price at closing. The terms of the Purchase Agreement, as amended, provide that in the event that Buyer defaults on its obligation to complete the transaction, the Company will retain the entire amount of the deposits, which equaled $300,000 as of February 26, 2015.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The descriptions of the Purchase Agreement and the Amendment in this Current Report are summaries and are qualified in their entirety by reference to the complete text of such agreements. For further information regarding the transaction, please see Item 1.01 of the Company’s Current Report on Form 8-K filed on October 17, 2014 and the terms and conditions of the Purchase Agreement filed as Exhibit 10.1 thereto, as well as the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 filed on October 27, 2014, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 25, 2014 filed on December 4, 2014.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

10.1	First Amendment to Purchase and Sale Agreement, dated as of February 24, 2015, by and between Sycamore Networks, Inc. and Princeton Tyngsborough Commons LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President, General Counsel and Secretary
(Duly Authorized Officer and Principal Executive Officer)

Dated: February 26, 2015